Exhibit 99.1

U.S. GoldMining Appoints John DeLucchi to Its Board of Directors to Support Strategic Growth and Advancement of the Whistler Gold-Copper Project, Alaska

Anchorage, Alaska – November 3, 2026 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) is pleased to announce that its Board of Directors (the “Board”) has appointed John DeLucchi as a director of the Company effective as of November 2, 2026. Mr. DeLucchi has also been appointed Chair of the Audit Committee of the Board.

Highlights of the Appointment

●	Distinguished Executive & Governance Track Record: Mr. DeLucchi brings over 35 years of international senior leadership experience across professional services, capital markets, and corporate governance.

●	Financial Leadership: Over a 35-year tenure at PricewaterhouseCoopers (PwC), including 21 years as Partner, he served as the British Columbia Region Managing Partner (2009-2017) and on the Board of Directors of PwC Canada (2018-2020).

●	Corporate & Operational Acumen: As Chief Executive Officer of Madison Venture Corporation (Madison Group), he provides deep expertise and operating experience across multiple sectors as well as with capital allocation and strategic partnerships.

●	Board and Governance Expertise: Skilled board member with Chair of the board of directors, finance, audit and investment committee leadership roles.

Alastair Still, Chairperson of the Board, commented: “We are delighted to welcome John to our Board of Directors and as our new Audit Committee Chair. As we systematically seek to unlock the potential of our Whistler Gold-Copper Project, having a director of John’s caliber strengthens our financial oversight, governance framework, and long-term execution capabilities. His extensive past leadership at PwC advising multinational public issuers, combined with his C-suite steering of the Madison Group, aligns directly with our disciplined, catalyst-driven development mandate.”

John DeLucchi, Director and Chair of Audit Committee, added: “As an advanced PEA-stage project, we believe Whistler represents a tier-one development opportunity in a secure jurisdiction. We believe, with significant regional infrastructure momentum, such as the state-led West Susitna Access Road, the Company is well positioned to generate sustained stakeholder value. I look forward to collaborating with the management team and the Board to advance growth opportunities at our gold-copper core asset.”

About John DeLucchi

Mr. DeLucchi is the Chief Executive Officer of the Madison Group, an enterprise with diversified real estate, operating, and investment assets operating in Canada and the U.S. Prior to joining the Madison Group in 2020, Mr. DeLucchi spent over 35 years with PwC, including 21 years as Partner. During his tenure at PwC, he served as the Managing Partner for the British Columbia Region from 2009 to 2017 and was elected to the National Board of Directors of PwC Canada from 2018 to 2020. Over his career, he has worked with major public and private multinational companies and has experience with initial public offerings and complex financings, risk management, governance, and securities regulatory compliance.

Mr. DeLucchi is a Fellow Chartered Professional Accountant (FCPA, FCA). In addition to his executive mandates, he serves as a director of Madison Pacific Properties Inc. and has previously served on numerous community and public policy boards, including Canuck Place Children’s Hospice, Covenant House Vancouver, and the Business Council of British Columbia.

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the 100% owned Whistler Gold-Copper Project, located 105 miles (170 kilometers) northwest of Anchorage, Alaska, U.S.A. The Whistler Project consists of several gold-copper porphyry deposits and exploration targets within a large regional land package entirely on State of Alaska mining claims totaling approximately 53,700 acres (217.5 square kilometers).

Visit www.usgoldmining.us for more information.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chairperson of the Board of Directors

Tim Smith, Chief Executive Officer

Telephone Toll Free: 1-833-388-9788

Email: info@usgoldmining.us

Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (“forward-looking statements”). Such statements include, but are not limited to, statements with regard to the Company’s plans and expectations regarding the Whistler Gold-Copper Project, Mr. DeLucchi’s anticipated impact on the strategic growth and advancement of the Whistler Gold-Copper Project, generated stakeholder value, and future growth opportunities. Words such as “expects”, “anticipates”, “plans”, “estimates”, “will”, “proposes”, “potential” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, fluctuating commodity prices, risks inherent with preliminary economic assessments and mineral resource estimation generally, economic risks, changing economic factors, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals or permits, title disputes, other risks inherent in the exploration and development of mineral properties and the other risk factors set forth in the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov and Canadian Securities Administrators at www.sedarplus.ca. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.